UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

8/4/04

Date of Report (Date of earliest event reported)

SAFECO CORPORATION

(Exact name of registrant as specified in Charter)

WASHINGTON	1-6563	91-0742146
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Safeco Plaza, Seattle, Washington	98185
(Address of principal executive officers)	(Zip Code)

(206) 545-5000

(Registrant’s telephone number, including area code)

Item 10. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

On August 4, 2004, Safeco Corporation’s Board of Directors, upon recommendation of the company’s Nominating/Governance Committee, approved and adopted a revised Code of Business and Financial Conduct and Ethics for Safeco’s employees, officers and directors. Amendments to the code are described below and the revised code is furnished as an exhibit to this filing. The code also can be found on the company’s Governance website at www.safeco.com.

Safeco created its first formal ethics policy statement in the early 1960s. The attached Code of Business and Financial Conduct was adopted in November 2002 and was amended in 2003 to merge various polices and codes of conduct and ethics into one document. The code was revised in August 2004 as part of a regular review process and to ensure compliance with revised SEC and Nasdaq rules. In addition to several minor, non-substantive amendments, the board adopted the following amendments to the code.

New language in the first paragraph of the introduction refers to tools for reporting suspected or actual violations. The purpose of this language is to be direct about Safeco’s intent that employees report actual or suspected violations of the code. Safeco’s various reporting avenues are referred to frequently throughout the code, and in numerous places, the online code provided to employees links directly to Safeco’s SPEAK UP! policy, which details Safeco’s reporting tools and the various levels of confidentiality or anonymity associated with them. In the second paragraph of the introduction, new language also clarifies that in certain situations, Safeco employees need to ensure compliance by third parties. Revisions in the third paragraph of the introduction serve as an additional reminder that disclosure of any conflict of interest is required.

In the section entitled “Record-Keeping,” a new, specific instruction prohibits destruction, alteration or concealment of documents that may be relevant if an employee becomes aware of current or pending litigation, governmental investigation or bankruptcy.

A new paragraph in the section entitled “Public Reporting” reflects Safeco’s policy prohibiting attempts to improperly influence the company’s auditors. In the section entitled “Changes to, or Waivers of, the Code,” changes have been made to reflect final SEC and Nasdaq rules regarding public disclosure of certain waivers of and changes to the code.

Finally, we have merged a former “Addendum A, Code of Ethics for the Chief Executive Officer and Senior Financial Officers” into the code. The elements of the former Addendum A are included in the code itself, and combining the two codes into one helps “uncomplicate” our ethics program.

Exhibit Index
Exhibit 14.1	- Code of Business and Financial Conduct and Ethics.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SAFECO CORPORATION
Registrant

Dated: August 10, 2004	/s/ Maurice S. Hebert
Maurice S. Hebert
Vice President and Corporate Controller